Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Investor Relations
+1 (941) 556-2601
investor-relations@roperind.com

Roper Industries Announces Record Results For 2006 Fourth Quarter and Full Year

Company Well Positioned for 2007 With More than $500 Million of Backlog

Sarasota,Florida, February 22, 2007 ... Roper Industries, Inc. (NYSE: ROP) reported record financial results for the fourth quarter and full year ended December 31, 2006.

Fourth quarter net earnings were $57 million and diluted earnings per share (DEPS) were $0.62. Dilution related to the Company’s senior subordinated convertible notes was $0.02 per share in the quarter, bringing adjusted fourth quarter DEPS to $0.64. Fourth quarter net sales were $465 million, up 18% from the comparable period in the prior year, and net orders were $527 million, up 34% from the comparable period in the prior year. Excluding acquisitions, fourth quarter orders increased 26% and net sales increased 10%. The financial results include the effects of the implementation of SFAS 123R and related equity compensation costs.

For the full year, net earnings were $193 million and DEPS were $2.13. Dilution related to the Company’s senior subordinated convertible notes for the full year was $0.05 per share, bringing the adjusted DEPS to $2.18. Full year net sales were $1.7 billion, a 17% increase over 2005, and orders increased 20% to $1.8 billion. Excluding acquisitions, orders increased 13% for the full year and net sales increased 10%.

“We are delighted that Roper once again achieved record performance in 2006,” said Brian Jellison, Roper’s Chairman, President and CEO. “During the year we set new records for sales, earnings and EBITDA. We were successful in leveraging this growth, along with our operating improvements, to increase EBITDA margins in the quarter to 25.5%, up 70 basis points from the prior year. Organic growth in the fourth quarter exceeded our expectations driven by strong performance across most of our businesses, and our Neptune and RF businesses in particular.

“We also finished the year with a record $505 million in backlog, reflecting the favorable business conditions in our end markets. As a result of this unprecedented demand for Roper products and services, we enter 2007 with considerable momentum and expect to post outstanding results again this year.”

EBITDA was $119 million for the fourth quarter and $420 million for the full year. Fourth quarter operating cash flow was $109 million. Net Debt (debt minus cash) was 39.2% as of December 31, 2006, down 100 basis points from December 31, 2005. The company’s credit statistics have strengthened as well.

Recent Developments

During 2006, Roper’s RF TransCore business secured the largest international contract in its history. A portion of this multi-year contract will be booked and shipped in 2007. This significant new business win reflects the benefits of the company’s eGo tag technology and its ability to work with a diverse set of customers throughout the world.

As expected, the RF segment order rate rebounded sharply in the fourth quarter. Orders increased 50%, excluding the portion of the international order booked in the fourth quarter.

In the fourth quarter of 2006, Roper acquired Dynisco, LLC, a leading global supplier of software and highly engineered test, measurement and control technologies utilized in process industries with emerging applications in life science. Mr. Jellison added: “The acquisition of Dynisco is an important addition to our expanding set of technologies that help protect our customers’ assets and production processes. With market leading brands and a global presence, Dynisco is well positioned to capitalize on growth opportunities on a worldwide basis. We are pleased to have executed more than $350 million in acquisitions in 2006 and will continue to pursue select opportunities to expand our business in 2007 through our disciplined acquisition program.”

2007 Guidance

Roper expects full year 2007 net earnings of at least $232 million and EBITDA to exceed $500 million. The Company expects to achieve first quarter DEPS of $0.52-$0.55 and full year 2007 DEPS of $2.50-$2.62, including the dilutive effect of the Company’s senior subordinated convertible notes based on the year end 2006 stock price.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, February 23, 2007. The call can be accessed via webcast or by dialing (800) 810-0924 (US/Canada) or +1 (913) 981-4900, using access code 1659040. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 1659040.

Table 1: EBITDA (Millions)

	Q4 2005	Q4 2006	2005	2006	2007E
Net Earnings	$50	$57	$153	$193	$232	+
Add: Interest Expense	11	12	43	45	51	+
Add: Income Taxes	18	29	67	100	125	+
Add: Depreciation and Amortization	18	22	71	82	92	+
Rounding	--	(1)	1	--	--

EBITDA	97	119	335	420	500	+

Table 2: Net Debt-to-Net Capital Ratio (Millions)

Year-End 2006
Total Debt	$1,027
Less: Cash	(69)
Rounding	(1)

Equals: Net Debt	957
Add: Shareholders' Equity	1,487

Equals: Net Capital	$2,444

Net Debt Divided by Net Capital	39.2%

About Roper Industries

Roper Industries is a market-driven, diversified growth company with annual revenues in excess of $1.7 billion, and is a component of the S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the stocktickerSEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

_________________

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	December 31, 2006	December 31, 2005
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$69,478	$53,116
Accounts receivable	324,514	257,210
Inventories	168,319	131,838
Deferred taxes	17,908	19,145
Other current assets	47,276	36,898

Total current assets	627,495	498,207

PROPERTY, PLANT AND EQUIPMENT, NET	107,003	97,462

OTHER ASSETS:
Goodwill	1,651,208	1,353,712
Other intangible assets, net	544,136	501,365
Deferred taxes	21,702	25,852
Other assets	43,815	45,708

Total other assets	2,260,861	1,926,637

TOTAL ASSETS	$2,995,359	$2,522,306

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$96,139	$71,693
Accrued liabilities	184,148	142,835
Income taxes payable	5,896	14,718
Deferred taxes	1,555	3,066
Current portion of long-term debt	299,911	273,313

Total current liabilities	587,649	505,625

NONCURRENT LIABILITIES:
Long-term debt	726,881	620,958
Deferred taxes	169,994	124,202
Other liabilities	23,996	21,733

Total liabilities	1,508,520	1,272,518

STOCKHOLDERS' EQUITY:
Common stock	900	883
Additional paid-in capital	717,751	670,322
Retained earnings	721,899	549,603
Accumulated other comprehensive earnings	68,666	51,731
Treasury stock	(22,377)	(22,751)

Total stockholders' equity	1,486,839	1,249,788

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,995,359	$2,522,306

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net sales	$465,484	$393,166	$1,700,734	$1,453,731
Cost of sales	229,689	194,082	839,409	727,324

Gross profit	235,795	199,084	861,325	726,407
Selling, general and administrative expenses	138,530	118,217	523,672	461,508

Income from operations	97,265	80,867	337,653	264,899

Interest expense	11,623	10,623	44,801	43,394
Loss on extinguishment of debt	--	3,932	--	3,932
Other income/(expense)	(88)	1,884	20	2,994

Earnings before income taxes	85,554	68,196	292,872	220,567

Income taxes	28,823	17,788	99,548	67,392

Net Earnings	$56,731	$50,408	$193,324	$153,175

Earnings per share:
Basic	$0.65	$0.59	$2.23	$1.79
Diluted	$0.62	$0.57	$2.13	$1.74

Weighted average common and common
equivalent shares outstanding:
Basic	87,323	85,851	86,842	85,498
Diluted	91,572	88,824	90,880	87,884

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended December 31,				Twelve months ended December 31,
	2006		2005		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	147,789		128,334		549,993		496,060
Energy Systems & Controls	110,590		85,811		343,699		311,199
Scientific & Industrial Imaging	88,983		74,077		338,906		249,898
RF Technology	118,122		104,944		468,136		396,574

Total	$465,484		$393,166		$1,700,734		$1,453,731

Gross profit:
Industrial Technology	70,885	48.0%	61,248	47.7%	263,274	47.9%	234,971	47.4%
Energy Systems & Controls	59,906	54.2%	48,920	57.0%	186,379	54.2%	168,610	54.2%
Scientific & Industrial Imaging	50,671	56.9%	40,331	54.4%	192,396	56.8%	138,934	55.6%
RF Technology	54,333	46.0%	48,585	46.3%	219,276	46.8%	183,892	46.4%

Total	$235,795	50.7%	$199,084	50.6%	$861,325	50.6%	$726,407	50.0%

Operating profit*:
Industrial Technology	36,179	24.5%	28,848	22.5%	128,668	23.4%	104,975	21.2%
Energy Systems & Controls	31,313	28.3%	26,221	30.6%	90,390	26.3%	80,662	25.9%
Scientific & Industrial Imaging	19,782	22.2%	15,426	20.8%	72,485	21.4%	47,889	19.2%
RF Technology	18,700	15.8%	18,505	17.6%	81,068	17.3%	58,546	14.8%

Total	$105,974	22.8%	$89,000	22.6%	$372,611	21.9%	$292,072	20.1%

Net Orders:
Industrial Technology	152,727		127,420		589,322		500,479
Energy Systems & Controls	115,530		96,740		346,880		322,038
Scientific & Industrial Imaging	96,038		77,190		341,178		263,339
RF Technology	162,574		90,520		511,188		408,825

Total	$526,869		$391,870		$1,788,568		$1,494,681

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $8,709 and $8,133 for the three months ended December 31, 2006 and 2005, respectively, and $34,958 and $27,173 for the twelve months ended December 31, 2006 and 2005, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Twelve months ended December 31,
	2006	2005
Net earnings	$193,324	$153,175
Depreciation	29,939	28,413
Amortization	52,105	42,906
Other, net	(12,830)	56,807

Cash provided by operating activities	262,538	281,301

Business acquisitions, net of cash acquired	(352,125)	(329,934)
Capital expenditures	(32,153)	(24,762)
Other, net	(2,387)	(1,174)

Cash used by investing activities	(386,665)	(355,870)

Debt borrowings, net	125,663	7,848
Issuance of common stock	--	--
Dividends	(20,402)	(18,151)
Other, net	33,030	15,686

Cash provided by financing activities	138,291	5,383

Effect of exchange rate changes on cash	2,198	(7,117)

Net increase (decrease) in cash and equivalents	16,362	(76,303)
Cash and equivalents, beginning of period	53,116	129,419

Cash and equivalents, end of period	$69,478	$53,116